Exhibit 21.1

NEOMAGIC CORPORATION

SUBSIDIARIES

(All 100% Owned)

Name	Jurisdiction of Incorporation
NeoMagic International	Cayman Islands

NeoMagic Japan K.K.	Japan

NeoMagic Israel Ltd.	Israel

NeoMagic Semiconductor India Private Ltd.	India